Exhibit 99.1
Consent of JupiterResearch
JupiterResearch grants Omniture, Inc. permission to disclose the following information taken from the US Online Retail Forecast, 2005 to 2010, JupiterResearch January 19th 2006 report in all filings made by Omniture with the U.S. Securities and Exchange Commission.
“According to JupiterResearch, the amount of offline United States retail sales influenced by online channels was nearly six times that of online retail sales”
“According to a recent JupiterResearch consumer survey, 83 percent of online buyers research their off-line purchases online.”
“Despite the Internet’s growth, e-commerce remains at an early stage of development, accounting in 2005 for just 4% of the total United States retail market, excluding the automotive, travel and prescription drug markets, according to JupiterResearch.”
It is understood by both JupiterResearch and Omniture that JupiterResearch will be credited as the source of publication.

May 23rd, 2006	JUPITERRESEARCH
/s/ Keiran Kelly
	Name:	Keiran Kelly
	Title:	S.V.P. Global Sales